Exhibit 99.1

Penwest

Contacts:	Investors:	Media:
	Jennifer Good	Donald Cutler
	845-878-8401	Kekst and Company
	(877) 736-9378	(212) 521-4800
PENWEST REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
Posts third consecutive profitable quarter
Opana ER royalty from Endo now being paid at full rate
PATTERSON, NY, May 3, 2010 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the first quarter ended March 31, 2010. Compared with the first quarter of 2009, first quarter 2010 revenues increased sharply to $8.8 million, and operating expenses decreased by 20%. The Company had net income of $0.12 per share for the first quarter of 2010.
Penwest’s accomplishments in the first quarter of 2010 included:
•	Achieving profitability for the third consecutive quarter.

•	Signing the Company’s fourth research and development agreement with Otsuka Pharmaceutical for Penwest to develop formulations of an Otsuka compound utilizing Penwest’s TIMERx® drug delivery technology.

•	Initiating a Phase IIa clinical trial of A0001 in patients with MELAS syndrome. The Company also has an ongoing Phase IIa clinical trial of A0001 in patients with Friedreich’s Ataxia, which it initiated in the fourth quarter of 2009.

•	Obtaining from the U.S. Food and Drug Administration (FDA) on March 1, 2010, “Fast Track” designation for A0001 for the treatment of Friedreich’s Ataxia. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.
In addition, Penwest completed the repayment of the unfunded development costs for Opana ER through the temporary reduction in the royalty rates under the Company’s agreement with Endo Pharmaceuticals.
Jennifer L. Good, President and Chief Executive Officer, said, “I am very pleased with the continued progress we made implementing the three key elements of our business plan in the first quarter. Having initiated the enrollment of patients in our two Phase IIa trials of A0001, we are looking forward to seeing data in the third quarter of this year. We have also continued to grow our drug delivery business with additional work under our on-going relationship with

Penwest
Otsuka, and with the signing of the multi-drug, multi-year collaboration with Alvogen that we announced early in the second quarter. Finally, with regard to Opana ER, during the first quarter we began to receive our full royalty rate. We are also continuing our patent litigation to protect the Opana ER franchise in the U.S. and recently announced a settlement of our patent litigation with Barr Laboratories.
“We believe that by executing our business plan we can create value for shareholders, both in the short term as reflected in our stock price, as well as over the long term through our various partnerships and by generating data from the clinical trials of A0001.”
First Quarter 2010 Financial Results
Total revenues for the first quarter of 2010 were $8.8 million, compared with $5.3 million for the first quarter of 2009. The increase was primarily due to $7.2 million of revenue recognized in the first quarter of 2010 for royalties from Endo on its net sales of Opana ER, representing an increase of $2.8 million in royalties, compared with the first quarter of 2009. In the first quarter of 2010, Endo recouped the remainder of the $28 million in development costs that Endo funded on Penwest’s behalf. As a result, the temporary 50% reduction in the Opana ER royalty rate that we were subject to ended during the quarter. Additionally, the increase in revenues in the first quarter of 2010, compared with the first quarter of 2009 was partially due to a $535,000 increase in revenues recognized by Penwest under its drug delivery technology collaborations.
Net income for the first quarter of 2010 was $3.9 million, or $0.12 per share, compared with a net loss of $962,000, or a $0.03 loss per share, for the first quarter of 2009.
Selling, general and administrative (SG&A) expenses were $1.6 million for the first quarter of 2010, compared with $2.3 million for the first quarter of 2009. The decrease was attributable to lower compensation expenses as a result of staff reductions implemented in the first and fourth quarters of 2009, and also reflected higher costs in the first quarter of 2009 with respect to a severance charge recorded in connection with the first quarter 2009 staff reduction and the 2009 proxy contest in which the Company was involved. Partially offsetting these decreased expenses were higher share-based compensation expenses in the first quarter of 2010, largely reflecting a non-cash credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees in connection with the January 2009 staff reduction.
Research and product development (R&D) expenses were $2.2 million for the first quarter of 2010, compared with $3.0 million for the first quarter of 2009. The decrease of $798,000 was primarily due to lower spending on the development of A0001 and lower compensation costs as a result of staff reductions implemented in the first and fourth quarters of 2009.
Conference Call and Webcast
Penwest will hold a conference call today at 10:00 am EDT to review the Company’s financial results for the first quarter 2010, as well as operational developments.
The conference call will include remarks by Ms. Good and Mr. Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:

Penwest
Domestic Telephone Number: 877-675-5246
International Telephone Number: 816-650-7863
The conference ID is: 71748627
Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until May 17, 2010.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or a-tocopherolquinone, a coenzyme Q10 analog demonstrated to improve mitochondrial function in-vitro. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: the timing of clinical trials, such as the Phase IIa clinical trials referenced above, and risks related to patient enrollment; risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2010, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.

Penwest
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
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Proxy Disclosure
On April 23, 2010, Penwest filed with the SEC a preliminary proxy statement in connection with its 2010 Annual Meeting of Shareholders. Penwest plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2010 Annual Meeting of Shareholders, and Penwest advises its shareholders to read the definitive Proxy Statement when it becomes available because it will contain important information. Shareholders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that Penwest files with the SEC at the SEC’s website at www.sec.gov. Shareholders may also obtain a printed copy of the definitive Proxy Statement and these other documents (when available), free of charge, from us by sending a written request to: Penwest Pharmaceuticals Co., Attention: Corporate Secretary, 2981 Route 22, Suite 2, Patterson, New York 12563.
Penwest, its directors, director nominees and certain named executive officers may be deemed to be participants in the solicitation of Penwest’s shareholders in connection with its 2010 Annual Meeting of Shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in Penwest’s preliminary proxy statement filed on April 23, 2010 with the SEC.

Penwest
Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2010	2009
Revenues:
Royalties	$7,653	$4,722
Product sales	202	180
Collaborative licensing and development revenue	903	368

Total revenues	8,758	5,270
Operating expenses:
Cost of revenues	916	654
Selling, general and administrative	1,646	2,321
Research and product development	2,208	3,006

Total operating expenses	4,770	5,981

Income (loss) from operations	3,988	(711)
Investment income	1	7
Interest expense	(119)	(258)

Net income (loss)	$3,870	$(962)

Net income (loss) per share:
Basic	$0.12	$(0.03)

Diluted	$0.12	$(0.03)

Weighted average shares of common stock outstanding:
Basic	31,808	31,719

Diluted	31,930	31,719

Other Information

	March 31, 2010	December 31, 2009
Cash, cash equivalents and marketable securities	$11,546	$11,486